EXHIBIT 23

                     REPORT AND CONSENT OF INDEPENDENT
                     REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Thomas Nelson, Inc.:

The audits referred to in our report dated June 10, 2005, with respect to the consolidated financial statements of Thomas Nelson, Inc. and subsidiaries included the related financial statement schedule as of March 31, 2005, 2004 and 2003, and for each of the years then ended, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports with respect to the consolidated financial statements and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included herein and to the reference in this Form 10-K, into the Company's previously filed Registration Statements (No.'s 333-114491, 333-04503, 033-60615,
033-64695 and 033-40829).


/s/ KPMG LLP

Nashville, Tennessee
June 10, 2005